Exhibit (e)(5)

CISCO NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated March 15, 2007, is made by and between [                        ] (the “Stockholder”) and Cisco Systems, Inc., a California corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries that operate the Business (as defined below) of the Company.

BACKGROUND

Acquiror, Wonder Acquisition Corp., a wholly-owned acquisition subsidiary of Acquiror, and WebEx Communications, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated on or about March 15, 2007 (the “Merger Agreement”), pursuant to which Acquiror will acquire the Company (the “Merger”). Stockholder understands and agrees that he is a substantial stockholder of the Company and a key and significant member of either the management and/or the technical workforce of the Company and that he will receive substantial consideration as a result of Acquiror’s purchase of Stockholder’s stock interest in the Company. Stockholder is willing to enter into this Agreement as a condition of the closing of the Merger and to protect Acquiror’s legitimate interests as a buyer of the stock and goodwill of the Company. Stockholder understands and acknowledges that the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into the Merger Agreement, and a material condition to Acquiror consummating the transactions contemplated by the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Acquiror and Stockholder both agree that, prior to the Merger, the Company’s business included the design, development, manufacture, production, marketing and sales of products and services related to the Business (as defined below) throughout each of the fifty states of the United States, Canada and other parts of the world (the “Restrictive Territory”). Acquiror represents and Stockholder understands that, following the Merger, Acquiror will continue conducting the Company’s business in the Restrictive Territory.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Stockholder, intending to be legally bound, agrees as follows:

1. Agreement Not to Compete. During the Restrictive Period (as defined below), Stockholder agrees that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

(a) (I) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to (1) enterprise or commercial (business-to-business) or enterprise-to-consumer communications and collaborations applications that include web conferencing, screen sharing, remote desktop access, remote helpdesk, hosted voice and video business communications services or (2) hosted premise-based collaboration, or (II) render any services to any entity engaged in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, for (1) enterprise or commercial (business-to-business) or enterprise-to-consumer communications and collaborations applications that include web conferencing, screen sharing, remote desktop access, remote helpdesk, hosted voice and video business communications services or (2) hosted premise-based collaboration (with respect to both subsections I and II, including without limitation Avaya, Adobe, Microsoft, IBM, Citrix, Zimbra, Bluetie, Oracle, SAP, Salesforce.com, Google, Yahoo, Shoretel) (hereafter referred to as the “Business”) in the Restrictive Territory; or

(b) permit Stockholder’s name to be used in connection with a business, which is competitive or substantially similar to the Business.

Notwithstanding the foregoing, Stockholder may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business or (ii) work for a division, entity or subgroup of any of such companies that engages in the Business so long as such division, entity or subgroup does not engage in the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on any of the three tiers of the NASDAQ Stock Market.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the second (2nd) anniversary of the Closing Date. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

2. Acknowledgment. Stockholder hereby acknowledges and agrees that:

(a) this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;

(b) the execution and delivery and continuation in force of this Agreement is a material inducement to Acquiror to execute the Merger Agreement and is a mandatory condition precedent to the closing of the Merger, without which Acquiror would not close the transactions contemplated by the Merger Agreement;

(c) the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d) Stockholder has no intention of competing with the Business acquired by Acquiror within the area and the time limits set forth in this Agreement; and

(e) breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror.

3. Remedy. Stockholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Stockholder fails to or refuses to perform his obligations under this Agreement and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect. Stockholder represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.

4. Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Stockholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

5. Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s Senior Vice President of Human Resources, or his or her designee, and Stockholder.

6. Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of California without regard to conflicts of law principles of any jurisdiction.

9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Stockholder’s employment agreement with Acquiror, if any).

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IN WITNESS WHEREOF, Acquiror and Stockholder have executed this Agreement on the day and year first above written.

STOCKHOLDER

Signature

Name (Please Print)

CISCO SYSTEMS, INC. a California corporation

By:
Name: Michael LaBianca
Title: Vice President, Human Resources

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